Exhibit 19.1

ARGAN, INC.

INSIDER TRADING POLICY

I. PURPOSE

To comply with federal and state securities laws governing (a) trading in securities of Argan, Inc. (“Company”) while aware of “material nonpublic information” concerning the Company, and (b) tipping or disclosing material nonpublic information to outsiders, and to prevent even the appearance of improper insider trading or tipping, the Company has adopted this Insider Trading Policy (“Policy”) for all of its directors, officers and designated key employees, their family members, and specially designated outsiders who have access to the Company’s material nonpublic information.

II. SCOPE

A. Insiders.  The Policy covers all directors, officers and designated key employees of the Company and their respective family members (collectively referred to as “Insiders”), and any outsiders whom the Compliance Officer (defined below) may designate as Insiders because they have access to material nonpublic information concerning the Company, including without limitation, consultants, contractors and advisors to, and representatives of, the Company.

B. Transactions.  The Policy applies to any and all transactions in the Company’s securities, including its common stock and options to purchase common stock, and any other type of securities that the Company may issue, such as preferred stock, convertible debentures, warrants and exchange-traded options or other derivative securities. The Policy also applies, under certain circumstances, to transactions in the securities of other companies.

C. Certification.The Policy will be periodically delivered to all directors, officers, designated key employees and designated outsiders by the Company, and to all new directors, officers, designated key employees and designated outsiders at the start of their employment or relationship with the Company. Upon first receiving a copy of the Policy or any revised versions, each Section 16 Individual (defined below) and Key Employee (defined below) must sign an acknowledgment that he or she has received a copy of the Policy and agrees to comply with the Policy’s terms.

The Company may change the procedures or adopt new procedures as the Company considers appropriate in order to carry out the purposes of the Policy.

III. SECTION 16 INDIVIDUALS AND KEY EMPLOYEES

A. Section 16 Individuals.  Each member of the Company’s Board of Directors (“Board”), those officers of the Company designated by the Board to be “Section 16 Officers” of the Company, and their respective family members and others in their households, are subject to the reporting provisions and trading restrictions of Section 16 of the Securities Exchange Act of 1934 (“Exchange Act”) and the underlying rules and regulations promulgated by the U. S. Securities and Exchange Commission (“SEC”) (the “Section 16 Individuals”).

B. Key Employees.  The Company considers all officers and active designated employees to be key employees (see Exhibit B for current list) because of their position with the Company and their possible access to material nonpublic information (“Key Employees”). These Key Employees may have received or may be eligible to receive grants of stock options or restricted stock units under the Company’s 2011 or 2020 Stock Plan or any other similar plan hereinafter adopted by the Company (each, a “Plan”).

IV. INSIDER TRADING COMPLIANCE OFFICER

The Company has designated its Chief Financial Officer (or his/her successor in that position) as its insider trading compliance officer (the “Compliance Officer”).  The duties of the Compliance Officer include the following:

a.	Administering the Policy and monitoring and enforcing compliance with all Policy provisions and procedures.

b. Responding to all inquiries relating to the Policy and its procedures.

c.	Designating and announcing special trading blackout periods during which certain Insiders may not trade in Company securities.

d.

Providing copies of the Policy and other appropriate materials to all current and new directors, officers and designated key employees, and such other persons who the Compliance Officer determines to be temporary covered by this Policy because they have access to material nonpublic information concerning the Company.

e.

Administering, monitoring and enforcing compliance with all federal and state insider trading laws and regulations, including without limitation Section 10(b), 16, 20A and 21A of the Exchange Act and the rules and regulations promulgated thereunder, and Rule 144 under the Securities Act of 1933, as amended (the “Securities Act”); and assisting in the preparation and filing of all required SEC reports relating to insider trading in Company securities, including without limitation Forms 3, 4, 5 and 144 and, if applicable, Schedules 13D and 13G.

f.	Revising the Policy as necessary to reflect changes in federal or state insider trading laws and regulations.

g.

Maintaining, as Company records, the originals or copies or electronic copies of all documents required by the provisions of the Policy or the procedures set forth herein, and copies of all insider trading reports identified in paragraph e. above.

The Compliance Officer may designate one or more individuals who may perform the Compliance Officer’s duties in the event that he/she is unable or unavailable to perform such duties.

V. DEFINITION OF “MATERIAL NONPUBLIC INFORMATION”

A. “Material” Information

Information about the Company is “material” if there is a substantial likelihood that it would be significant for the investment or voting decisions of a reasonable shareholder or investor, or if there is a substantial likelihood that the disclosure of the information would significantly alter the total mix of information in the marketplace about the Company. If an investor would want to buy or sell securities based on the information, the information should be considered material. In simple terms, material information is any type of information that could reasonably be expected to affect the price of Company securities. While it is not possible to identify all information that would be deemed “material,” the following types of information ordinarily would be considered material:

•	Financial performance, especially quarterly and year-end earnings and significant changes in financial performance or liquidity.

•	Potential mergers and acquisitions or the sale of significant Company assets or subsidiaries.

•	New major contracts, orders, suppliers, customers, or finance sources, or the loss thereof.

•	Major discoveries or significant changes or developments in products or product lines, research or technologies.

•	Significant changes or developments in supplies or inventory, including significant product defects, recalls or product returns.

•	Significant changes or developments in the conduct of Responsible Business practices by the Company or its stockholders.

•Significant pricing changes.

•	Stock splits, public or private securities/debt offerings, share repurchases or changes in Company dividend policies or amounts.

•Significant changes in senior management.

•Significant labor disputes or negotiations.

•Significant cybersecurity breaches.

•Actual or threatened major litigation, or the resolution of such litigation.

•Possible proxy fights.

•An imminent change in the Company’s credit rating by a rating agency.

•Voluntary calls of debt or preferred stock of the Company.

•	The contents of forthcoming publications that may affect the market price of Company securities.

•	Statements by stock market analysts regarding the Company and/or its securities.

B. “Nonpublic” Information

Material information is “nonpublic” if it has not been widely disseminated to the public through major newswire services, national news services or financial news services. For the purposes of the Policy, information will be considered public, i.e., no longer “nonpublic,” after the close of trading on the second full trading day following the Company’s widespread public release of the information.

C. Information Concerning Other Companies

In the course of his or her association with the Company, an Insider may have access to information that is material and nonpublic in relation to other companies, including, but not limited to, customers, partners and competitors of the Company. For example, an Insider may possess nonpublic information that a major prospective customer has chosen to purchase the Company’s products over those of a competitor. Such material and nonpublic information is the property of the Company and trading, tipping or rendering trading advice relating to the securities of such other companies while aware of such material and nonpublic information could violate federal and state securities laws. In addition, inappropriate trading, tipping or trading advice by Insiders could irretrievably damage the Company’s customer or partner relationships. For these reasons, the Company prohibits Insiders from trading, tipping and rendering trading advice relating to other companies while aware of information that is material and nonpublic relating to such companies.

D. Consult the Compliance Officer for Guidance

Any Insider who is unsure whether the information that he or she possesses is material or nonpublic must consult the Compliance Officer for guidance before trading in any Company securities.

VI. STATEMENT OF COMPANY POLICY AND PROCEDURES

A. Prohibited Activities

1.	No Insider may trade (buy or sell) in Company securities while aware of material nonpublic information concerning the Company.

2.	No Insider may trade in Company securities during any special trading blackout periods applicable to such Insider as designated by the Compliance Officer.

3.	No Insider may trade in Company securities outside of the applicable “trading windows” described in Section VI.B. below.

4.	No Insider may “tip” or disclose material nonpublic information concerning the Company to any outside person (including spouses, parents, children, siblings or other persons who are expected to hold such “tip” in confidence, individual investors, or members of the investment community and/or news media), unless required as part of that Insider’s regular duties for the Company and authorized by the Compliance Officer. In particular, no Insider may disclose material nonpublic information to any holder of Company securities, or to any analyst, broker, dealer, investment adviser, investment company, institutional investment manager, or anyone associated with any of these securities professionals, unless required as part of that Insider’s regular duties for the Company and authorized by the Compliance Officer.  In any instance in which such information is disclosed to outsiders, the Company will take such steps as are necessary to preserve the confidentiality of the information, including requiring the outsider to agree in writing to comply with the terms of the Policy and/or to sign a confidentiality agreement.  In the case of inadvertent disclosure to a holder of Company securities or to a securities professional who does not expressly agree to preserve the confidentiality of the information, the Company will take steps as are necessary to disseminate promptly the information to the general public. All inquiries from outsiders regarding material nonpublic information about the Company must be forwarded to the Compliance Officer.

5.

Any person who owes an Insider an express duty of trust or confidence or with whom the Insider has a history of sharing confidences, such as a spouse, parents, children and siblings, who trades on the basis of material nonpublic information the Insider may have told them, is liable for violating the insider trading rules under what is referred to as the “misappropriation” theory. As a result, Insiders should refrain from “tipping” these people to ensure that they do not trade until the information is public or no longer material.

6.

No Insider may give trading advice of any kind about the Company to anyone, whether or not such Insider is aware of material nonpublic information about the Company, except that Insiders should advise other Insiders not to trade if trading by such other Insiders might violate the law or the Policy.

7.	No Insider may trade in any interest or position relating to the future price of Company securities or the securities of the Company’s competitors, such as a put, call or short sale.

8.

No Insider may, while in possession of material nonpublic information about any other public company gained in the course of employment with the Company, (a) trade in the securities of the other public company while aware of such material nonpublic information concerning that company, (b) “tip” or disclose such material nonpublic information concerning that company to anyone, or (c) give trading advice of any kind to anyone concerning the other public company while aware of such material nonpublic information about that company.

9.

Without the specific approval of the Chief Executive Officer or the Compliance Officer, no Insider shall respond to market rumors or otherwise make any public statements regarding the Company or its prospects. This includes responding to or commenting on Internet-based bulletin boards or chat rooms. If you become aware of any rumors or false statements, you should report them to the Compliance Officer.

B. Trading Windows and Blackout Periods

1. Trading Window for Insiders.   Subject to Section VI.B.2. below and provided none of the restrictions on trading in Company securities set forth in Section VI.A. apply, Insiders may trade in Company securities except during the period beginning at the close of the last full trading day of the quarters on January 31, April 30, July 31 or October 31 and ending at the close of trading on the second full trading day following the Company’s widespread public release of quarterly or year-end earnings.

2. No Trading During Trading Windows While Aware of Material Nonpublic Information.   Notwithstanding the provisions of Section VI.B.1. above, any Insider who is aware of material nonpublic information concerning the Company may trade in Company securities during a trading window only after the close of trading on the second full trading day following the Company’s widespread public release of the material nonpublic information.

3. No Trading During Blackout Periods.   No Insiders identified by the Compliance Officer as being subject to a special blackout period may trade in Company securities during such special blackout period. The Compliance Officer may, following consultation with the Chief Executive Officer, declare such special blackout periods from time-to-time as conditions warrant. No Insider, whether or not subject to a special black out period, may disclose to any outside third party that a special blackout period has been designated.

4. Exceptions for Hardship Cases.   The Compliance Officer may, on a case-by-case basis, authorize trading in Company securities outside of the applicable trading windows (but not during special blackout periods) due to financial hardship or other hardships, but only in accordance with the procedures set forth in Section VI.C.1 below.

C. Procedures for Approving Trades In Hardship Cases

1. Hardship Trades. The Compliance Officer may, on a case-by-case basis, authorize trading in Company securities outside of the applicable trading windows due to financial hardship or other hardships only after:

(a)	the person trading has notified the Compliance Officer in writing of the circumstances of the hardship and the amount and nature of the proposed trade(s), and

(b)

the person trading has certified to the Compliance Officer in writing no earlier than two business days prior to the proposed trade(s) that he or she is not aware of material nonpublic information concerning the Company.

D. Employee Benefit Plans.

1.Stock Options.The trading prohibitions and restrictions of the Policy apply to sales of securities by directors, officers and employees acquired through the exercise of stock options granted by the Company, but not to the acquisition of securities through such exercises.

2.Restricted Stock Units. The trading prohibitions and restrictions of the Policy apply to sales of securities by directors, officers and employees acquired upon the lapse of restrictions on restricted stock units granted by the Company, but not to the acquisition of securities through the lapse of restrictions on restricted stock units.

E.Application of Other Policies

1.Clawback Policy.  In accordance to the Policy Regarding Repayment or Forfeiture of Certain Compensation, effective October 2, 2023, in the event the Board of Directors has to recoup compensation from an individual, the Board may affect the sale of securities during periods of trading restrictions.

2.No Pledging Policy and Anti-Hedging Policy.  In accordance to the Policy Regarding the Pledge or Lien of Company Securities and the Policy Regarding Short Term or Speculative Transactions in the Company’s Securities, both adopted on April 13, 2016, certain individuals are prohibited from engaging in certain transactions irrespective of trading windows or blackout periods.

3.Stock Ownership Policy.  In accordance to the Policy Regarding Stock Ownership (“Stock Ownership Policy”), adopted on April 13, 2016, certain individuals are required to achieve and maintain a certain level of stock ownership, and are required to retain his or her required number of shares for as long as that individual is subject to the Stock Ownership Policy.

Any Insider who is uncertain whether the policies in this section (E) are applicable to him or her should contact the Compliance Officer.

F. Priority of Statutory or Regulatory Trading Restrictions

The trading prohibitions and restrictions set forth in the Policy will be superseded by any greater prohibitions or restrictions under federal or state securities laws and regulations, such as short-swing trading prohibitions by Section 16 Individuals or restrictions on the sale of securities subject to Rule 144 under the Securities Act. Any Insider who is uncertain whether other prohibitions or restrictions apply should contact the Compliance Officer.

G. Exception for Transfers Pursuant to Rule 10b5-1 Plans

(a) Rule 10b5-1 Plan.  Under Rule 10b5-1 of the Exchange Act, persons violate the insider trading rules if they trade in a company’s securities at a time when they are aware of material nonpublic information about the company regardless of whether they used the information in making the trade. However, a person will not violate the rules if, prior to becoming aware of the information, the person entered into a binding contract for the sale or purchase of the securities, provided instructions to another person to execute the trade, or adopted a written plan for trading securities. Such contracts, irrevocable instructions and plans are commonly referred to as Rule 10b5-1 plans. Any person desiring to enter into a Rule 10b5-1 plan must enter into the plan at a time when he or she is not aware of any material nonpublic information about the company whose securities are to be traded. Once entered into, in order to be fully protected such person cannot deviate from the plan in any respect at a time he or she is aware of any material nonpublic information about that company.

(b)Procedures.  No trades shall be treated as having been made pursuant to a Rule 10b5-1 Plan under the Policy unless:

1.The Rule 10b5-1 Plan complies with the requirements of Rule 10b5-1;

2.	The Compliance Officer has approved the Rule 10b5-1 Plan, and has certified such approval in writing in advance of the first trade thereunder; and

3.	The person establishing the Rule 10b5-1 Plan has certified to the Compliance Officer in writing that:

(i)	Such person is not in possession of material nonpublic information concerning the Company and all such trades to be made pursuant to Rule 10b5-1 Plan will be made in accordance with the Exchange Act and the Securities Act;

(ii)	Such person is adopting or modifying the 10b5-1 Plan in good faith and not as part of a plan or scheme to evade the prohibitions of Rule 10b-5; and

(iii)	The Rule 10b5-1 Plan complies with the requirements of Rule 10b5-1.

4.	The applicable “cooling-off period” (the period between the date a Rule 10b5-1 Plan is adopted or modified and when trading under the plan commences) is met as follows:

(i)	For Section 16 Individuals, the cooling-off period is the later of i) 90 days after the adoption or modification of the Rule 10b5-1 Plan or ii) the close of trading on the second full trading day following the Company’s widespread public release of quarterly or year-end earnings, but not to exceed 120 days after the adoption or modification of the Rule 10b5-1 Plan; and

(ii)	For other persons, the cooling-off period is 30 days after the adoption or modification of the Rule 10b5-1 Plan.

5.	The person establishing the Rule 10b5-1 Plan does not have another outstanding 10b5-1 Plan for trade of the Company’s securities, unless permitted by the exceptions provided by Rule 10b-5.

No approval by the Compliance Officer shall be considered the Compliance Officer’s or the Company’s approval that the Rule 10b5-1 Plan satisfies the requirements of Rule 10b5-

1, or confirmation that the person establishing the Rule 10b5-1 Plan is not in possession of material nonpublic information. It shall be the sole responsibility of the person establishing the Rule 10b5-1 Plan to ensure that such plan complies with the requirements of Rule 10b5-1.

The existence of the foregoing approval procedures does not in any way obligate the Compliance Officer to approve any Rule 10b5-1 Plan. The Compliance Officer may reject any trading requests or Rule 10b5-1 Plans at his or her sole reasonable discretion.

H.Confidentiality Guidelines

To provide more effective protection against the disclosure of material non-public information, the Company has adopted the Confidentiality Guidelines attached hereto as Exhibit A. Each Insider must read and be familiar with these guidelines.  These guidelines are not intended to be exhaustive and therefore, additional measures to secure the confidentiality of information should be undertaken as deemed appropriate under the circumstances.  Any Insider who is unsure as to his or her responsibilities under these guidelines must consult the Compliance Officer for guidance before acting.

VII. POTENTIAL CIVIL, CRIMINAL AND DISCIPLINARY SANCTIONS

A. Civil and Criminal Penalties

The consequences of prohibited insider trading or tipping can be severe. Persons violating insider trading or tipping rules may be required to disgorge the profit made or the loss avoided by the trading, pay the loss suffered by the person who purchased securities from or sold securities to the Insider or tippee, pay civil penalties up to three times the profit made or loss avoided, pay a criminal penalty of up to $5 million, and serve a jail term of up to twenty years. The Company in such circumstances may also be required to pay major civil or criminal penalties.

B. Company Discipline

Violation of the Policy or federal or state insider trading or tipping laws by any Insider may, in the case of a director, subject the director to dismissal proceedings and, in the case of an officer or employee, subject the officer or employee to disciplinary action by the Company up to and including termination for cause.

C. Reporting of Violations

Any Insider who violates the Policy or any federal or state law governing insider trading or tipping, or knows of any such violation by any other Insider, must report the violation immediately to the Compliance Officer. Upon determining that any such violation has occurred, the Compliance Officer, in consultation with the Company’s Chief Executive Officer and, where appropriate, the Senior Vice President, Legal, will determine whether the Company should release any material nonpublic information, and, when required by applicable law, shall cause the Company to report the violation to the SEC or other appropriate governmental authority.

VIII. INQUIRIES

Please direct all inquiries regarding any of the provisions or procedures of the Policy to the Compliance Officer.